September 2, 2005

Mr. Clint Snyder
Chief Financial Officer

Global Entertainment Holdings/Equities, Inc.
703 Waterford Way, Suite 690
Miami, Florida 33126

         Re:      Consent of Independent Auditor

Dear Mr. Snyder:

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-83042) pertaining to the 2002 Stock Option Plan of Global Entertainment Holdings/Equities, Inc. of our report dated March 14, 2005, with respect to the consolidated financial statements and schedule of Global Entertainment Holdings/Equities, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

Sincerely,



Mahoney Cohen & Company, CPA, P.C.